EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-37304, 333-74940, 333-114979, 333-123948 and 333-137869 of The Management Network Group, Inc. and subsidiaries (the “Company”) on Form S-8 of our report dated April 3, 2009 relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of new accounting standards) appearing in this Annual Report on Form 10-K of The Management Network Group, Inc. for the fiscal year ended January 3, 2009.

/s/ DELOITTE & TOUCHE LLP

KANSAS CITY, MISSOURI
April 3, 2009